UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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AVISTA CORPORATION

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AVISTA FINAL QUESTIONS AND ANSWERS

Transaction Overview

1.	What are the terms of the transaction?

Under the terms of the agreement, Hydro One will acquire Avista for a purchase of US$3.4 Billion, plus the assumption of US$1.9 Billion in outstanding debt. The transaction provides full and fair value for our shareholders, as Avista shareholders will receive US$53 for each share of Avista common stock they own, representing a premium of 24 percent to the closing price on July 18, 2017.

Avista’s decision to team up with Hydro One at a time of strength and growth is Avista’s unique opportunity to secure a partnership that allows us to continue to define and control, to a significant degree, future operations and opportunities in an evolving energy industry landscape. In Hydro One, Avista has identified a strong partner, with a dynamic leadership team, who shares similar values and stakeholder commitments.

The terms and conditions of this transaction will allow us to largely preserve the way we currently do business as well as enable us to continue to proactively pursue technological innovation, economic development, and community support for the benefit of our customers, our employees, and the local communities we serve.

2.	How did you arrive at this price? What went into the valuation?

Avista’s Board undertook a rigorous process to evaluate this transaction with the help of its financial advisors, which included a fairness opinion. The proxy statement will provide more details.

3.	Who approached whom in this transaction?

Questions about the background of the transaction need to wait until they are disclosed in our public filing with the SEC in the form of the proxy statement leading up to the shareholder vote. The proxy statement will provide more details about how the transaction came about.

4.	Was there a sale process? Did other companies express interest? Did you have discussions with other companies?

Questions about the background of the transaction need to wait until they are disclosed in our public filing with the SEC in the form of the proxy statement leading up to the shareholder vote. The proxy statement will provide more details about how the transaction came about.

5.	How will Avista fit within Hydro One’s organization? Will Avista be managed as a self-contained entity within Hydro One?

The transaction is structured so that Avista will continue to operate under the same name, from the same headquarters in Spokane, with the same employees, same management team, overseen by a Board of Directors with significant Pacific Northwest representation, and with the same levels of high quality service for customers.

6.	Is this a departure from Avista’s current strategy?

In the normal course of our business, we regularly review and evaluate how we can deliver shareholder value, and best serve the interests of our customers, communities, and employees. We are pleased with this outcome, which pairs us with a terrific partner with shared values and puts us on an exciting path for the future while preserving our way of doing business. Avista’s combination with Hydro One is the right combination at the right time.

7.	Does Hydro One share Avista’s commitment to innovation and environmentally friendly energy production?

Hydro One shares the same values and a common customer-centric culture, and Avista will maintain our strong commitments to environmental stewardship and innovation.

8.	Does this signal a wave of consolidation in utilities in the Northwest?

Our industry has changed and will continue to change. While we can’t predict the pace of consolidation in the industry, what we do know is that this transaction positions Avista for the future. It offers a highly attractive premium for our shareholders, pairs us with a terrific partner with shared values and puts us on an exciting path for the future while preserving what has made us successful.

9.	Does Hydro One plan on further U.S. expansion?

Questions about Hydro One’s future plans are better directed to Hydro One. What we can say is that this transaction is driven by compelling strategic rationale and valuable benefits for all of our stakeholders, and we are very excited about how it will position Avista for the future. Both sides are focused, first and foremost, on completing the transaction at hand.

Transaction Mechanics / Regulatory Considerations

10.	Are there synergies? What are the savings since Avista will no longer be publicly traded?

The transaction is not dependent upon cost cutting synergies. In fact, Hydro One has agreed to retain Avista’s staff, processes, and systems. In addition, there are real opportunities to capture best practices from both companies in ways that could benefit the enterprise.

11.	What happens if a higher offer is made for Avista? How would that be addressed?

The Board is recommending that shareholders support this transaction. If a higher offer were to emerge, the Board would evaluate the offer in a manner consistent with their fiduciary duties and in accordance with the applicable terms of the merger agreement.

12.	What happens if the transaction is not approved (is there a break-up fee, etc.)

Yes. In the event that the transaction is not approved, a break-up fee would be paid. More information can be found in the proxy and merger agreement.

13.	What regulatory clearances are required?

The following regulatory clearances are required: the state commissions: WUTC, IPUC, OPUC, MPSC, and RCA; also FERC, FTC (for Hart-Scott-Rodino clearance), CFIUS (Committee on Foreign Investment in the United States), and possibly the FCC.

14.	Do you expect to receive regulatory approval? Are there specific regulatory hurdles you anticipate?

Both sides are committed to completing the transaction, and we look forward to working constructively with regulators to receive the necessary approvals. This transaction offers benefits for our customers and the communities we serve, and we are focused on the best outcome for all stakeholders.

15.	Who has Hydro One retained as regulatory counsel?

K&L Gates, Bracewell.

16.	Are there specific regulatory issues you will have to overcome in service area states?

Both sides are committed to completing the transaction, and we look forward to working constructively with regulators to receive the necessary approvals. This transaction offers benefits for our customers and the communities we serve, and we are focused on getting the best outcome for all stakeholders.

17.	Do you expect shareholders to approve the transaction?

The proposed transaction provides Avista shareholders with an attractive premium and the added benefit of an all-cash consideration. We believe our shareholders will recognize the compelling value this transaction provides and will vote to approve it.

18.	Are there any tax implications as a consequence of this transaction?

Yes, there are tax implications to shareholders based on the purchase of their shares as a result of the transaction. There may also be tax implications to Hydro One or Avista due to the resulting transfer of certain assets. The proxy statement will provide further details on potential tax implications.

19.	Was the recent Washington general rate case order a driving factor in Avista’s decision to combine with Hydro One?

No. The effect of the Washington rate case order represents a short-term impact on the Company, and was not a driver in Avista’s decision to partner with Hydro One. The partnership with Hydro One was driven by the increased opportunity to proactively pursue technological innovation, economic development, and best practices, among other things, for the benefit of all of our stakeholders; while at the same time retaining our employees, our culture and the way we do business.

20.	Will the profits that Avista makes remain in U.S. or go to Canada?

Most if not all of Avista’s profits are expected to stay in our service area for the foreseeable future to support ongoing capital expenditures to operate our business. At the same time, Avista will be part of Hydro One, which is itself an investor-owned utility. All profits of Hydro One and Avista will be due to shareholders of Hydro One, just like any other investor-owned utility.

21.	What is the timeline for the transaction? When will it close?

We anticipate closing the transaction in the second half of 2018, after regulatory and other approvals are received. Until then, it will be business as usual at Avista, and all employees should remain focused on meeting our customers’ needs and delivering safe and reliable service.

22.	Will executives receive any special compensation package as a result of the sale?

Details about our executives’ compensation packages can be found in our public filings with the SEC.

Leadership & Governance

23.	Who will run the combined company, and what will the combined organizational structure look like?

Avista is expected to be operated as a subsidiary of Hydro One, conducting business and serving our customers and communities as we do now. We will continue to operate under the same name, from the same headquarters in Spokane, with the same management team, and with the same employees. We will continue to run the business and serve our customers and communities as we always have.

24.	Will Mayo Schmidt be CEO of the combined company?

Avista is expected to be run as a subsidiary of Hydro One with a separate board of directors, a majority of whom will be independent, and our own management team, consisting largely of the team we currently have in place. Our plans call for Scott Morris to be CEO and Chairman and Mayo Schmidt will continue to be CEO of our parent company, Hydro One, and will not be involved in Avista’s day-to-day operations.

25.	What role will Scott Morris have in the combined company?

Scott Morris will be CEO and Chairman

26.	What will happen to Avista’s executive team?

It is expected that Hydro One will have Avista’s existing executive team run the business. Scott Morris will be CEO and Chairman. The expectation is that the majority of our management team will continue in the same or similar roles.

27.	What will happen to Avista’s Board of Directors? Will Avista have its own Board going forward? If so, will Hydro One have representatives on the Avista Board?

Upon closing of the transaction, Avista’s successful management team will remain in place and it will operate with its own Board of Directors with strong representation from the Pacific Northwest. Avista will have a Board of nine directors consisting of five members designated by Hydro One, including Mayo Schmidt, and four members designated by Avista, including Scott Morris. Scott Morris will be the Chair.

28.	Will Avista have seats on the Hydro One Board?

No.

29.	Will Avista maintain its headquarters in Spokane?

Yes.

30.	Will Avista change its name?

No.

31.	Will any locations be closed?

No. Hydro One’s plan is to have Avista operate as a wholly-owned subsidiary of Hydro One, conducting business and serving our customers and communities as we do now. Our headquarters will remain here in Spokane. There are no plans for job reductions or to close locations as a result of the transaction and management will largely remain the same.

32.	What will happen to Avista’s common stock? Will it be delisted from the NYSE?

Upon the closing of the transaction, Avista stock will no longer trade on the NYSE, and we will be a wholly-owned subsidiary of Hydro One, instead of being a publicly traded company. Current shareholders of Avista will receive US$53 per share in cash for every share of Avista common stock they own. This represents an attractive premium of 24% over the closing price on July 18, 2017.

33.	Since Hydro One has no generation, are they planning to sell off Avista’s generation assets? What about other assets?

No. There are no plans to sell off generation or any other Avista assets.

Employees/HR Q&A

General

34.	What will change under Hydro One?

While any change can be unsettling and raise questions, it’s important to understand that we have worked hard to put in place a set of agreements to assure the look and feel of Avista will not change as a result of this transaction.

It is expected that Avista will operate as a wholly-owned subsidiary of Hydro One, conducting business and serving our customers and communities as we do now. Our headquarters will remain here in Spokane. There are no plans for job reductions or to close locations as a result of the transaction and management will largely remain the same. So, we will be counting on everyone as always to maintain our high levels of service, safety, and reliability.

In the proposed transaction, the primary change is that we will no longer be publicly traded on the NYSE. Everything else will remain virtually the same.

35.	Do I have a similar job/role going forward? Will there be layoffs?

We do not anticipate any job losses as a result of this transaction. If there are any changes to the normal course of how we currently run our business, we will convey them to you well in advance. We will be counting on everyone as always to maintain our high levels of service, safety, and reliability. It is important to remember that each company will continue to operate independently until the transaction closes, currently targeted for the second half of 2018.

36.	Will my reporting structure change?

There will be no changes to the reporting structure as a result of this transaction. If there are any changes to the normal course of how we currently run our business, we will convey them to you in advance.

37.	Will I be asked or expected to relocate?

We do not anticipate any employee relocations as a result of this transaction. If there are any changes to the normal course of how we currently run our business, we will convey them to you well in advance. Opportunities are likely to occur which allow sharing of best practices and potential additional career options.

38.	What does this mean for our customers?

Avista will continue to provide customers with clean, safe, and reliable service at reasonable rates. With Hydro One as our partner, we will uphold our longstanding commitment to environmental responsibility, safety and reliability.

At the same time, this partnership will provide opportunities to share best practices and potentially gain efficiencies by extending the use of the combination of technology, best practices, and business processes over a broader customer base and broader set of infrastructure.

39.	What does this mean for the local communities we support?

For 128 years, we’ve been a good corporate citizen and community partner. We are confident this transaction is good news for the communities we serve.

Under the agreement, Hydro One and Avista have agreed to:

•	Maintain our headquarters in Spokane;

•	No loss of jobs anticipated as a result of this transaction;

•	Continue Avista’s philanthropy and economic development in the communities we serve. In fact, Hydro One has committed to doing more—nearly doubling our current levels of charitable contributions.

•	Continue our commitment to funding economic development in our service territories.

Like Avista, Hydro One has a heritage of serving small communities. Our partnership will enable us to continue our engagement with all those who depend on us for the long term. We look forward to continuing to be an integral part of the communities we serve.

40.	What do I communicate to external parties with questions – suppliers, customers, etc.?

Your managers will be sharing with you an email template for communicating this news to our stakeholders.

41.	What should I say if I’m contacted by the media or investors about the transaction?

If you receive any questions about this matter, please direct media calls to the 24-Hour Media Line at 509-495-4174 or Dana Anderson.

42.	When will we find out more?

Over the coming weeks and months, we will communicate as we work to complete the various steps needed to close/finalize the transaction. We’ll keep you informed through our regular employee communications channels, and you can also visit our intranet for additional updates. In the meantime, the most important thing we can all do is to stay focused on our individual responsibilities and delivering safe and reliable service to our customers.

43.	How will things change between now and closing?

As we move towards closing, each company will continue to operate independently until the transaction closes, subject to some customary interim operating covenants. In the meantime, the most important thing we can all do is to stay focused on our individual responsibilities and delivering safe and reliable service for our customers.

44.	What happens if the transaction does not close?

This transaction brings important benefits to Avista and all of our stakeholders. We feel confident that we will receive the necessary approvals and complete the transaction.

45.	How will union negotiations be impacted by the transaction?

Avista and IBEW have a strong relationship. The transaction will not affect any of Avista’s existing labor agreements. Avista will continue to work with the IBEW in administering the agreements. As new issues arise and as contracts approach expiration Avista and the IBEW will continue to work together for mutual benefit.

46.	What impact will this have on AEL&P?

There will be no material impact to AEL&P.

47.	Will labor relations in Alaska change as a consequence of this transaction?

No. AEL&P will continue to deal directly with their employees and their local union.

48.	Are my compensation and employee benefits changing?

No changes to our current compensation and benefits practices are expected as a result of the transaction. That includes the whole range of programs, including salary, bonuses, time off, health and dental plans, travel and expense, accrued service, and 401K. If there were to be any changes in our compensation or benefits programs longer term based on the normal course of how we currently manage our plans, we would communicate those to you well in advance.

49.	Will IT systems change? Will I keep my phone, computer, tablet, and email address?

No changes are planned for IT systems and related work tools.

Customers / Communities / Partners

50.	How will this impact Avista customers?

The terms and conditions of this transaction will allow us to largely preserve the way we currently do business as well as enable us to continue to proactively pursue technological innovation, economic development, and community support for the benefit of our customers, our employees, and the local communities we serve.

Avista will continue to provide customers with clean, safe, and reliable service at reasonable rates. With Hydro One as our partner, we will uphold our longstanding commitment to environmental responsibility, safety and reliability.

At the same time, this partnership will provide opportunities to share best practices and potentially gain efficiencies by extending the use of the combination of technology, best practices, and business processes over a broader customer base and broader set of infrastructure.

51.	What does this mean for rates?

True to our values, our goal going forward will be what it has always been – to provide the best service at reasonable costs.

53.	Will Avista provide rate credits to customers?

Yes. Avista and Hydro One will propose revenue credits of $40 million be provided to customers in Washington, Idaho, and Oregon over a 10-year period ($4 million annually), beginning at the close of the transaction. Because the proposed transaction calls for Avista to continue to operate essentially as it does today, any reductions in costs in the near-term will be small. Over time, however, this partnership expands our opportunities to be innovative and gain operating efficiencies by extending the use of technology, best practices, and business processes over a broader customer base and broader set of infrastructure. These efficiencies will be flowed through to customers over time as they occur.

54.	Will there be a general freeze on rate increases for customers as part of the acquisition terms?

No. Because the proposed transaction calls for Avista to continue to operate essentially as it does today, any reductions in costs in the near-term will be small. Over time, however, this partnership expands our opportunities to be innovative and gain operating efficiencies by extending the use of technology, best practices, and business processes over a broader customer base and broader set of infrastructure. These efficiencies will be flowed through to customers over time as they occur.

55.	Will there be a general rate reduction as part of the acquisition terms?

No. Because the proposed transaction calls for Avista to continue to operate essentially as it does today, any reductions in costs in the near-term will be small. Over time, however, this partnership expands our opportunities to be innovative and gain operating efficiencies by extending the use of technology, best practices, and business processes over a broader customer base and broader set of infrastructure. These efficiencies will be flowed through to customers over time as they occur.

56.	Will Hydro One commit to a financial contribution to low-income energy assistance as part of the acquisition terms?

Yes. Avista will maintain its current levels of assistance for limited income customers, which include federal, state and Avista-supported assistance programs. In addition, Hydro One has committed to nearly doubling Avista’s community contributions to $4 million and, in addition, Hydro One will make a $2 million contribution to the Avista Foundation.

57.	Will expenses related to the acquisition be excluded from rates?

Yes. The transaction costs will not be proposed for recovery in Avista’s regulated retail rates.

58.	Now that Avista will be owned by a larger company, will you be able to lower rates?

No. Because the proposed transaction calls for Avista to continue to operate essentially as it does today, any reductions in costs in the near-term will be small. Over time, however, this partnership expands our opportunities to be innovative and gain operating efficiencies by extending the use of technology, best practices, and business processes over a broader customer base and broader set of infrastructure. These efficiencies will be flowed through to customers over time as they occur.

59.	What does this mean for partnerships?

It will be business as usual.

60.	What does this mean for suppliers?

It will be business as usual.

61.	Will Avista maintain existing customer services and support functions as part of Hydro One?

Yes, it will be business as usual.

62.	Will Hydro One allow us to continue to support Avista communities and organizations?

Yes. We take very seriously our responsibility to be a good corporate citizen and community partner, and we are confident that this transaction is good news for the communities we serve.

Like Avista, Hydro One has a strong heritage of serving small communities. We look forward to continuing to be an integral part of the communities we serve.

Under the agreement, Hydro One and Avista have agreed to:

•	Maintain our headquarters in Spokane;

•	No loss of jobs anticipated as result of this transaction;

•	Continue Avista’s philanthropy and economic development in the communities we serve. In fact, Hydro One has committed to doing more—nearly doubling our current levels of community contributions.

•	Continue our commitment to funding economic development in our service territories.

63.	Will this transaction impact Avista’s commitment to renewable energy?

Hydro One shares common values and a common vision for how we serve our customers and operate our businesses, including commitments to renewable energy.

64.	Will this impact existing contracts?

We do not expect the transaction to materially impact our existing contracts between now and the time of closing. Should there be any future changes, we will be in communication.

65.	Will points of contact change?

No. We are continuing business as usual.

66.	Where should I go to get more information about the transaction?

You can visit our website for additional updates.

About Hydro One

67.	Tell me more about Hydro One. What areas does Hydro One currently serve?

Hydro One is Ontario’s largest electricity transmission and distribution provider with more than 1.3 million customers, C$24.8 billion in assets and revenues of over C$6.5 billion. Their team of 5,500 skilled and dedicated employees proudly and safely serves suburban, rural and remote communities across Ontario through our 18,641 mile high-voltage transmission and 76,429 mile distribution networks. Hydro One is committed to the communities it serves, and has been rated as the top utility in Canada for its corporate citizenship, sustainability, and diversity initiatives, and is one of only four utility companies in Canada to achieve the Sustainable Energy Company designation from the Canadian Electrical Association. It also provides advanced broadband data and telecommunications services on a wholesale basis utilizing its extensive fiber optic network. Hydro One’s common shares are listed on the Toronto Stock Exchange (TSX: H).

68.	Does Hydro One own other U.S. assets?

No.

69.	Is it unusual for a foreign company to own a U.S. utility?

No. Many foreign companies own utilities in the United States. For example, British, Spanish and Canadian companies have U.S. electric and natural gas utility subsidiaries, principally in the northeast but in other parts of the country as well. In 2016 alone, three Canadian companies acquired utilities in the U.S., following several acquisitions by some of the same Canadian companies in previous years. These acquisitions were approved by federal and state regulators.

70.	The Province of Ontario is the largest shareholder in Hydro One. Does that mean a foreign government will decide how Avista will be operated?

No. Hydro One was a Crown Corporation, owned by the Provincial government, until the company was privatized in an initial public stock offering in 2015. The privatization of Hydro One was conducted under an agreement between the company and the Provincial government. That Governance Agreement states that the Province will “engage in the business and affairs” of Hydro One and its subsidiaries “as an investor and not as a manager.” While the Province will remain Hydro One largest shareholder, its nominees to the Board of Directors must be independent of the government and the Province presently owns less than 50% of the shares in Hydro One. The governance structure under which Hydro One will hold Avista as a subsidiary will also function to preserve Avista’s operational independence. It’s worth noting that three Canadian government pension funds are minority owners in Puget Sound Energy; having Canadian government-related involvement in the ownership of utilities is not unusual.

71.	Hydro One does not supply any energy from coal-fired generation to its customers. Does Avista have any coal-fired generation in its resource portfolio?

Yes. Avista owns 15 % of units 3 & 4 at the Colstrip Steam Electric Station. Coal is among the lower cost energy resources in Avista’s diversified generation portfolio. Most of Avista’s electric generation derives from renewable resources, including hydropower, wind and biomass energy. A 2015 report from the Natural Resources Defense Council identifies Avista’s electric generation as having among the lowest carbon dioxide emission rates for the largest 100 electricity producers in the United States.

72.	Does Hydro One intend to acquire additional U.S. assets?

Questions about Hydro One’s future plans are better directed to Hydro One. What we can say is that this transaction is driven by compelling strategic rationale and valuable benefits for all of our stakeholders, and we are very excited about how it will position Avista for the future. Both sides are focused, first and foremost, on completing the transaction at hand.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed merger transaction. Avista Corporation (“Avista”) intends to file with the U.S. Securities and Exchange Commission (the “SEC”) and mail to its shareholders a proxy statement in connection with the proposed merger transaction and this communication is not a substitute for the proxy statement or any other document that Avista may send to its shareholders in connection with the proposed merger transaction. THE INVESTORS AND SECURITY HOLDERS OF AVISTA ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION about Avista, Hydro One Limited (“Hydro One”) and the proposed merger transaction. Investors and security holders will be able to obtain these materials (when they are available) and other documents filed with the SEC free of charge at the SEC’s website, www.sec.gov. In addition, a copy of Avista’s proxy statement (when it becomes available) may be obtained free of charge upon request by contacting Avista Corporation, Marian Durkin, Corporate Secretary, 1411 East Mission Avenue, Spokane, Washington 99202. Avista’s filings with the SEC are also available on Avista’s website at: http:// investor.avistacorp.com. Investors and security holders may also read and copy any reports, statements and other information filed by Avista with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Participants in the Solicitation of Proxies

This communication is not a solicitation of proxies in connection with the proposed merger transaction. However, Avista, Hydro One and certain of their respective directors, executive officers and other persons may be deemed under SEC rules to be participants in the solicitation of Avista shareholder proxies in respect of the proposed merger transaction. Information about Hydro One directors and executive officers is available in Hydro One’s management information circular, filed with Canadian securities regulators on March 27, 2017, in connection with its 2017 annual meeting of shareholders and is available on its website at www.HydroOne.com and also under its profile on SEDAR at www.sedar.com. Information regarding Avista’s directors and executive officers is available in Avista’s proxy statement filed with the SEC on March 31, 2017 in connection with its 2017 annual meeting of shareholders, and its Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on February 22, 2017, each of which may be obtained from the sources above under “Additional Information and Where to Find It”. Other information regarding persons who may be deemed participants in the proxy solicitation and a description of their direct and indirect interests (which may be different than those of Avista’s investors and security holders), by security holdings or otherwise, will be contained in the proxy statement and other relevant materials filed or to be filed with the SEC when they become available.